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                                                                    EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
High Speed Net Solutions, Inc.

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 24, 1999, relating to the audited balance sheet of Summus, Ltd. as of December 31, 1998 and the related statements of operations, changes in shareholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997 in the Registration Statement on Form S-1 (Registration No. 333-41730) and the related Prospectus of High Speed Net Solutions, Inc., dated October 18, 2000.




                                 /s/ Bauknight Pietras & Stormer, P.A.


Columbia, South Carolina
October 18, 2000